UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2015

PUMA BIOTECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35703	77-0683487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Boulevard, Suite 2150

Los Angeles, California 90024

(Address of principal executive offices) (Zip Code)

(424) 248-6500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 6, 2015, Puma Biotechnology, Inc., a Delaware corporation (the “Company”), received a fully executed copy of a Fourth Amendment (the “Los Angeles Lease Amendment”) to that certain Office Lease, dated October 4, 2011, with CA-10880 Wilshire Limited Partnership to expand the rented square feet in the Company’s Los Angeles office by approximately 26,000 square feet (the “Los Angeles Expansion Space”) and to extend the term of the lease until March 31, 2026. The term of the lease of the Los Angeles Expansion Space is expected to commence on or about April 1, 2016. In addition, the Los Angeles Lease Amendment increases the monthly rent in the Los Angeles location by approximately $150,000 per month with annual increases of approximately 3% per year for the 10-year lease term.

In addition, on August 6, 2015, the Company received a fully executed copy of a Third Amendment (the “San Francisco Lease Amendment”) to that certain Office Lease, dated May 16, 2012, with PR 701 Gateway, LLC (as successor in interest to DFW III Gateway, LLC) to relocate its office to expand the rented square feet in the Company’s South San Francisco office by approximately 13,000 square feet (the “San Francisco Substitution Space”) and to extend the term of the lease until approximately March 31, 2026. The term of the lease of the San Francisco Substitution Space is expected to commence on or about April 1, 2016. In addition, the San Francisco Lease Amendment increases the monthly rent in the South San Francisco location by approximately $51,400 with annual increases of approximately 3% per year for the 10-year lease term.

The foregoing descriptions of the Los Angeles Lease Amendment and the San Francisco Lease Amendment do not purport to be complete and are qualified in their entirety by the Los Angeles Lease Amendment and the San Francisco Lease Amendment, copies of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending September 30, 2015.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please refer to the descriptions of the Los Angeles Lease Amendment and the San Francisco Lease Amendment disclosed in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUMA BIOTECHNOLOGY, INC.

Date: August 11, 2015	By:	/s/ Alan H. Auerbach
Alan H. Auerbach
President and Chief Executive Officer